4.2

                      ACKNOWLEDGEMENT TO PAY S.P. CALLAWAY

This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis. I provided graphic design services to BioGentech.

As of this date, the outstanding balance due for my services rendered is $693.00. In addition, a fee in the amount of 5% has been added to the balance due based on the long term of this receivable.

This brings the total amount owed to me by BioGentech to $728.00


By:      /s/  S.P. Callaway
         -------------------------------------

Name:    S.P. Callaway

Date:    4/7/04
         --------------------

Acknowledged and accepted by BioGentech Corp.